Exhibit 99.1

Hemispherx Biopharma Announces Key Dates and Timeline for Stockholder Participation in Rights Offering

OCALA, Fla. (February 6, 2019) – Hemispherx Biopharma, Inc. (NYSE American: HEB) (“Hemispherx” or the “Company”), an immuno-pharma R&D and emerging commercial growth company focused on unmet medical needs in immunology, today provided an update to stockholders regarding the Company’s rights offering and the key dates and terms relative to the offering.

A registration statement relating to the rights offering has been filed with the U.S. Securities and Exchange Commission (“SEC”) but has not yet become effective. The securities described below to be offered by exercising the rights distributed in the rights offering may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. If the SEC does not declare the registration statement effective by February 14, 2019, the rights offering will be delayed at least two months or may not proceed.

Under the proposed rights offering, Hemispherx will distribute to its holders of common stock and to holders of certain options and warrants as of February 14, 2019, at no charge, one non-transferable subscription right for each share of common stock held or deemed held on the record date. Each right will entitle the holder to purchase one unit, at a subscription price of $1,000 per unit, consisting of one share of Series B Convertible Preferred Stock with a face value of $1,000 (and immediately convertible into common stock at an assumed conversion price of $0.25) and 4,000 warrants with an assumed exercise price of $0.25. The warrants will be exercisable for five (5) years after the date of issuance.

Subscription rights are non-transferable and may only be exercised during the anticipated subscription period of Friday February 15, 2019 through 5:00 PM ET on Friday March 1, 2019, unless extended by Hemispherx.

The expected calendar for the rights offering, unless extended or modified in Hemispherx’ sole discretion, is as follows:

●	Tuesday, February 12, 2019: Ownership Day — in order to be considered a stockholder of record on Thursday, February 14, 2019, shares should be acquired by this date.
●	Thursday, February 14, 2019: Record Date
●	Friday, February 15, 2019: Distribution Date; Subscription Period Begins
●	Friday March 1, 2019: Subscription Period Ends 5:00 PM ET.

Holders who exercise their subscription rights in full will be entitled, if available, to subscribe for additional units that are not purchased by other shareholders, on a pro rata basis and subject to ownership limitations.

“We are extremely pleased with the progress to date, moving Ampligen into immuno-oncology clinical trials for evaluation as an anti-cancer agent. Our use of a rights offering allows those stockholders who participate in the offering to help fund the Company and benefit from our future work,” said Thomas Equels, chief executive officer of Hemispherx. (https://clinicaltrials.gov/ct2/show/NCT03734692, https://clinicaltrials.gov/ct2/show/NCT03403634, https://www.clinicaltrials.gov/ct2/show/NCT03599453, https://clinicaltrials.gov/ct2/show/NCT02432378.

Hemispherx has engaged Maxim Group LLC and Ascendiant Capital Markets LLC as dealer-managers in the rights offering. Questions about the rights offering or requests for copies of the preliminary and final prospectuses, when available, may be directed to Maxim Group LLC at 405 Lexington Avenue, New York, NY 10174, Attention Syndicate Department, or via email at syndicate@maximgrp.com or telephone at (212) 895-3745.

The rights offering, which is expected to commence following the effectiveness of the registration statement, is being made only by means of a written prospectus. A preliminary prospectus relating to and describing the proposed terms of the rights offering is contained in amendment no. 1 to the registration statement and is available on the SEC’s website at https://www.sec.gov/Archives/edgar/data/946644/000149315219001474/forms-1a.htm. Copies of the preliminary and final prospectus for the rights offering may be obtained, when available, from Maxim Group LLC, 405 Lexington Avenue, New York, NY 10174, Attention Syndicate Department, email: syndicate@maximgrp.com or telephone (212) 895-3745.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Hemispherx Biopharma

Hemispherx Biopharma, Inc. is an immuno-pharma R&D and emerging commercial growth company focused on unmet medical needs in immunology. Hemispherx’s flagship products include the Argentina-approved drug rintatolimod (trade names Ampligen® or Rintamod®) and the FDA-approved drug Alferon N Injection®. Based on results of published, peer-reviewed pre-clinical studies and clinical trials, Hemispherx believes that Ampligen® may have broad-spectrum anti-viral and anti-cancer properties. Clinical trials of Ampligen® already conducted include studies of the potential treatment of cancer patients with renal cell carcinoma and malignant melanoma. These and other potential uses will require additional clinical trials to generate the safety and effectiveness data necessary to support regulatory approval. Rintatolimod is a double-stranded RNA being developed for globally important debilitating diseases and disorders of the immune system.

Cautionary Statement

Some of the statements included in this press release may be forward-looking statements that involve a number of risks and uncertainties. Among other things, for those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements set forth in this press release speak only as of the date of this press release. Among other things, no assurance can be given as to whether the ongoing or planned trials will be successful or yield favorable data and the trials are subject to many factors including lack of regulatory approval(s), lack of study drug, or a change in priorities of the Cancer Centers sponsoring these trials. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at www.hemispherx.net. The information found on our website is not incorporated by reference into this press release and is included for reference purposes only.

Contacts:

Hemispherx Biopharma, Inc.

Phone: 800-778-4042

Email: IR@hemispherx.net

Or

LHA Investor Relations

Miriam Weber Miller

Senior Vice President

Phone: +1-212-838-3777

Email: mmiller@lhai.com